Exhibit 99.1

Tharimmune Executes Exclusive Global Licensing Agreement for Innovative Clinical Stage Asset for Chronic Pruritis

Expects completion and topline data of a Phase 2 clinical trial in chronic pruritis over approximately 12 months after aligning with FDA on trial design

Seeking first approval in an orphan disease, PBC, for the treatment of chronic pruritis in which more than 70% of patients suffer from debilitating symptoms

BRIDGEWATER, N.J., November 6, 2023 (GLOBE NEWSWIRE) –Tharimmune, Inc. (Nasdaq: THAR) (“Tharimmune” or the “Company”), a clinical-stage biotechnology company developing a portfolio of therapeutic candidates for rare, inflammatory, and oncologic conditions announces the execution of an exclusive worldwide licensing agreement with Avior Inc. d/b/a Avior Bio, LLC (“Avior”) to develop, market and commercialize a clinical-stage asset, AV104 (to be renamed TH104 and hereinafter referred to as TH104). TH104 has a dual mechanism of action affecting receptors known to suppress chronic, debilitating pruritis or “uncontrollable itching”. The Company intends to first seek approval in an orphan disease for the treatment of moderate-to-severe cholestatic pruritis in patients with primary biliary cholangitis (“PBC”), an orphan liver disease with no known cure in which more than 70% of patients suffer from debilitating symptoms.

TH104 is embedded with the active pharmaceutical ingredient onto a proprietary transdermal buccal film which easily adheres to the inside of the mouth. This endows TH104 with key features making it an ideal product candidate for multiple liver-related and other pruritogenic inflammatory conditions. The active molecule has a dual mechanism of action affecting both the µ -opioid receptor and the kappa opioid receptor as well as inhibiting IL-17 inflammatory cytokine expression. These opioid receptors when stimulated and/or inhibited by the body’s natural ligands have been known to be involved in the body’s itch circuitry.

When the itch circuitry is imbalanced in diseased conditions, pharmacological intervention can help suppress this phenomenon which occurs in patients suffering from chronic pruritis. TH104’s active compound crosses into the circulation via a proprietary buccal delivery by adhering the drug-coated film inside the cheek, biodegrading in minutes and allowing the active compound to be absorbed. Buccal delivery bypasses the liver’s first-pass metabolism creating higher drug concentrations in the skin, an added benefit for treating conditions such as PBC in which the liver is impaired. Tharimmune expects to complete a phase 1 pharmacokinetic trial and a phase 2 proof-of-concept efficacy study in PBC patients suffering from chronic pruritis over approximately 12 months after aligning with FDA on trial design.

Tharimmune believes TH104 may also be used for treating chronic pruritogenic conditions associated with cholestatic liver disease as well as other liver-related and non liver-related conditions including fatty and alcoholic diseases, non-alcoholic liver diseases and certain types of hepatitis. Chronic pruritis is significant in liver diseases as well as chronic kidney diseases, hemodialysis as well as atopic dermatitis.

“The past year has been a period of transformational change for our company,” said Randy Milby, CEO of Tharimmune. “This license agreement allows the company to bring a clinical-stage asset into the organization as we shift into a business model focused on clinical development signifying our next step as we grow into a patient-focused biotechnology organization.”

About Tharimmune, Inc.

Tharimmune, Inc. is a clinical-stage biotechnology company developing a portfolio of therapeutic candidates for rare, inflammatory, and oncologic diseases. The Company has acquired an exclusive worldwide license for a clinical-stage asset, known to suppress chronic, debilitating pruritis or “uncontrollable itching” in PBC, a rare and orphan liver disease with no known cure. The Company’s early-stage immuno-oncology pipeline includes novel multi-specific antibodies targeting unique epitopes with novel mechanisms of action against well-known, validated targets in multiple solid tumors. Tharimmune has a license agreement with OmniAb, Inc. to access the company’s antibody discovery technology platform against specified targets. For more information please visit: www.tharimmune.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, contained in this press release, including statements regarding Tharimmune’s strategy, future operations, future financial position, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “target,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements. Factors that may cause such differences, include, but are not limited to, those discussed under Risk Factors set forth in our Annual Report on Form 10-K/A for the year ended December 31, 2022 and other periodic reports filed by the Company from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. Subsequent events and developments may cause the Company’s views to change; however, the Company does not undertake and specifically disclaims any obligation to update or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by applicable law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

Investor Relations Contact

ir@tharimmune.com

www.tharimmune.com